FS-9 Page 1 of 2
PHI Operating Services Company Balance Sheet (Dollars in Thousands) (Unaudited)
September 30, 2003
Current Assets
Cash and cash equivalents	*
Accounts receivable from associated companies	*
Notes receivable from associated companies	*
Interest and taxes accrued	*
Other prepayments	*
*
Current Liabilities
Accounts payable	*
Other	*
*
Capitalization
Common stock	*
Retained earnings	*
Total capitalization	*
Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the
   Public Utility Holding Company Act of 1935.
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FS-9 Page 2 of 2
PHI Operating Services Company Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Nine Months Ended September 30, 2003
OPERATING REVENUES	*
OPERATING EXPENSES	*
OPERATING INCOME	*
OTHER INCOME	*
INTEREST EXPENSE	*
INCOME BEFORE INCOME TAXES	*
INCOME TAXES	*
NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the
   Public Utility Holding Company Act of 1935.
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